Exhibit 10.2

[REUs]

FORM OF
AMENDMENT NO. 1

TO MANAGEMENT EQUITY AWARD AGREEMENT[S]

This Amendment No. 1 (the “Amendment”) to Management Equity Award Agreement[s] pursuant to the TDS Investor (Cayman) L.P. Amended and Restated 2006 Interest Plan by and between TDS Investor (Cayman) L.P., a Cayman Islands limited partnership (the “Partnership”) and [                   ] (“Executive”) is made as of August   , 2007.  Capitalized terms not defined herein have the meanings set forth in the Agreement[s].

R E C I T A L S

WHEREAS, the Partnership and the Executive are parties to that certain Management Equity Award Agreement dated as of [                   ] [and that certain Management Equity Award Agreement dated as of [                    ]](1) (the “Agreement[s]”);

WHEREAS, the Partnership and the Executive wish to amend [each of] the Agreement[s], as set forth below;

NOW, THEREFORE, the parties hereto agree as follows:

1.     The following definition is added after the definition for “Executive”:

“GDS Sale” shall mean an initial public offering of the common stock by any entity that controls the GDS business of Travelport or a sale or other disposition of all or substantially all of the common stock or all or substantially all of the assets of any entity that controls the GDS business of Travelport to an unaffiliated third party and any other substantially similar transaction.

2.     [The word “and” at the end of Section 3.1(b)(i) is deleted.

3.     The phrase “except as set forth, and to the extent provided, in Section 3.1(b)(iv),” is added after “Executive’s employment is terminated for any reason,” in the first sentence of Section 3.1(b)(ii).

4.     The period at the end of Section 3.1(b)(ii) is deleted and replaced with a semicolon and the following is added after Section 3.1(b)(ii):

(iii)          a GDS Sale occurs at a time when Executive is employed by the Company, Executive shall thereupon be deemed to have vested 100% into ownership of all Restricted Equity Units outstanding immediately prior to such GDS Sale (and such

(1) Include and repeat as appropriate.

Restricted Equity Units shall automatically convert to Vested Restricted Equity Units hereunder) (any Restricted Equity Units that become Vested Restricted Equity Units as a result of this Section 3.1(b)(iii) shall be referred to as the “GDS Accelerated Units”); provided, however, that any Restricted Equity Units granted pursuant to the 2007 Supplemental Profit Sharing Plan shall only vest as set forth in such plan; and

(iv)          Executive’s employment with the Company is terminated by the Company without Cause, Executive shall with approval of the Board thereupon be deemed to have vested 100% into ownership of all Restricted Equity Units outstanding at such time.](2)

5.     [In Section 3.1(b)(ii), the reference to “Section 3.1(b)(iii)” is deleted and replaced with “Sections 3.1(b)(iii) and 3.1(b)(v)” and the word “and” at the end of Section 3.1(b)(ii) is deleted.

6.     The period at the end of Section 3.1(b)(iii) is deleted and replaced with a semicolon and the following is added after Section 3.1(b)(iii):

(iv)          a GDS Sale occurs at a time when Executive is employed by the Company, Executive shall thereupon be deemed to have vested 100% into ownership of all Restricted Equity Units outstanding immediately prior to such GDS Sale (and such Restricted Equity Units shall automatically convert to Vested Restricted Equity Units hereunder) (any Restricted Equity Units that become Vested Restricted Equity Units as a result of this Section 3.1(b)(iv) shall be referred to as the “GDS Accelerated Units”); provided, however, that any Restricted Equity Units granted pursuant to the 2007 Supplemental Profit Sharing Plan shall only vest as set forth in such plan; and

(v)           Executive’s employment with the Company is terminated by the Company without Cause or by Executive as a result of a Constructive Termination, with approval of the Board, Executive shall thereupon be deemed to have vested 100% into ownership of all Restricted Equity Units outstanding at such time.](3)

7.     Section 3.5 is deleted in its entirety and replaced with the following:

3.5.          Partnership Agreement; Forfeiture[; Call Rights](4).

(a)           Executive acknowledges receipt of a copy of the Partnership Agreement and represents that Executive understands that (i) the terms of Class A-2 Interests are set forth in, and governed by, the Partnership Agreement, (ii) Executive shall have no rights in respect of such Class A-2 Interests (including any right to receive distributions under the Partnership Agreement) until the Company delivers such Class A-2 Interests pursuant to the terms hereof and Executive becomes a Class A-2 Limited Partner pursuant to the Partnership Agreement and (iii) the Partnership Agreement may be amended or modified from time to time prior to Executive becoming a party thereto pursuant to the terms of the

(2) For non-SLT awards.

(3) For SLT awards.

(4) Only for SLT awards.

Partnership Agreement.  [Notwithstanding the foregoing or anything to the contrary in the Partnership Agreement, Class A-2 Interests delivered pursuant to a Restricted Equity Unit granted pursuant to this Agreement shall not, until the earlier of the end of the Restricted Period (as defined below) or the breach of any covenant contained in Section 4 of this Agreement (the “No-Call Period”), be (i) forfeitable pursuant to Article XII of the Partnership Agreement or (ii) subject to the mandatory purchase provisions of Article XII of the Partnership Agreement; provided that, in each case, any time periods contained in the Partnership Agreement that would otherwise have lapsed during the No-Call Period shall not begin to run until after the expiration of such No-Call Period (or, if later, the date on which the Partnership has actual knowledge of the expiration of such No-Call Period).](5)

(b)           Notwithstanding the foregoing or anything to the contrary in the Partnership Agreement, if the Executive’s employment with the Company is terminated by the Company for Cause or by Executive [and not as a result of a Constructive Termination](6)/[for any reason](7), in each case within twelve (12) months following a GDS Sale, any outstanding GDS Accelerated Units (which for the avoidance of doubt shall not include any Restricted Equity Units which would have otherwise vested by the passage of time or by the application of another accelerated vesting provision contained in the Agreement[s] or in an employment agreement with Executive) shall be forfeited without consideration; and the purchase price for all outstanding GDS Accelerated Units, to the extent such forfeiture is not enforceable, will be $1 in the aggregate (or the lowest price permitted by applicable Law).

8.     In Section 6.14, the address following “If to the Partnership, addressed to:” is deleted in its entirety and replaced with the following:

TDS Investor (Cayman) L.P.

c/o Travelport Inc.

405 Lexington Avenue, 57th Floor

New York, NY  10174

Attention:  Eric Bock, General Counsel

Fax:  (212) 915-9169

9.     [All instances of “restricted stock unit” are deleted and replaced with “restricted equity unit”.](8)

10.   This Amendment may be executed in counterparts, each of which shall be an original and all of which shall constitute the same document.

11.   Except as modified by this Amendment, the Agreement[s] [is]/[are] hereby confirmed in all respects.

(5) Only for SLT awards.

(6) For SLT awards.

(7) For non-SLT awards.

(8) Only for non-SLT awards.

IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment No. 1 to Management Equity Award Agreement[s] as of the date first written above.

TDS INVESTOR (CAYMAN) L.P.

By:

EXECUTIVE

By:
Name: